UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

July 13, 2018

AMKOR TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-29472	23-1722724
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2045 East Innovation Circle

Tempe, AZ 85284

(Address of Principal Executive Offices, including Zip Code)

(480) 821-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

The information provided in Item 2.03 below is hereby incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement.

The information provided in Item 2.03 below is hereby incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Japan Term Loan

On July 13, 2018, J-Devices Corporation (“J-Devices”), a Japan corporation and an indirect, wholly-owned subsidiary of Amkor Technology, Inc. (the “Company”), entered into a ¥26 billion (approximately US$230 million) syndicated term loan agreement (the “Japan Term Loan”) with Sumitomo Mitsui Banking Corporation, as agent and lender, and the other financial institutions party thereto, as lenders. On the same date, the Company executed a Guaranty in favor of the lenders which guarantees, on an unsecured basis, J-Devices’ performance under the Japan Term Loan. The proceeds of the Japan Term Loan may be used for the repayment of debt or other general corporate purposes. The Company currently plans to use part of the proceeds to redeem all $200 million of its outstanding 6.625% Senior Notes due 2021.

The Japan Term Loan bears interest at approximately 1.3% per annum. Principal is due in 20 equal, quarterly installments plus accrued interest, through the maturity date of July 18, 2023. The Japan Term Loan may be prepaid without penalty, subject to breakage costs.

The following constitute events that could, subject to certain conditions, cause the acceleration of the obligations under the Japan Term Loan: (a) failure to pay when due an installment of principal or interest or other breach by J-Devices of the Japan Term Loan; (b) a default with respect to other indebtedness of J-Devices; (c) certain events of bankruptcy, insolvency, liquidation, foreclosure, business cessation or the like relating to J-Devices or the Company; (d) the Company ceases to own directly or indirectly at least 51% of the voting rights of J-Devices; (e) the business or condition of assets of J-Devices materially deteriorates, or is reasonably determined to be likely to materially deteriorate, and it is objectively considered that an event has occurred which makes it necessary for the lenders to take some measures to preserve their claims; or (f) if the consolidated stockholders’ equity of J-Devices is less than a specified amount as of the last day of any fiscal year.

The foregoing summary of the Japan Term Loan and related guaranty is not complete and is qualified in its entirety by the full text of such agreements, copies of English translations of which are included with this report as Exhibits 10.1 and 10.2, respectively, and incorporated by reference herein.

Revolving Loan Facility

On July 13, 2018, the Company replaced its existing senior revolving credit facility, dated as of June 28, 2012, with a new revolving credit facility (“New Credit Facility”), dated as of July 13, 2018, by and among Amkor Technology Singapore Holding Pte, Ltd., a Singapore subsidiary of the Company as borrower, Bank of America, N.A., as agent and lender, and the other financial institutions party thereto, as lenders. The New Credit Facility is guaranteed by the Company under a Guaranty and Security Agreement, dated as of July 13, 2018, with Bank of America, N.A., as agent for the lenders.

The terms of the New Credit Facility are substantially the same as the old facility, except that, among other things, (a) availability under the New Credit Facility has been increased from $200 million to $250 million (based on the applicable borrowing base, as determined by eligible accounts receivable of the Company’s Singapore subsidiary), and (b) the termination date has been extended from December 2019 to July 2023.

The foregoing summary of the New Credit Facility and guaranty is not complete and is qualified in its entirety by the full text of such agreements, copies of which are included with this report as Exhibits 10.3 and 10.4, respectively, and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description

10.1	Syndicated Loan Agreement among J-Devices Corporation, Sumitomo Mitsui Banking Corporation and other financial institutions, dated as of July 13, 2018 (English translation)

10.2	Guaranty by Amkor Technology, Inc. in favor of Sumitomo Mitsui Banking Corporation and other financial institutions, dated as of July 13, 2018 (English translation)

10.3	Loan and Security Agreement, dated as of July 13, 2018, by and among Amkor Technology Singapore Holding Pte, Ltd., Bank of America, N.A. and other financial institutions

10.4	Guaranty and Security Agreement, dated as of July 13, 2018, by and among Amkor Technology, Inc., and Bank of America, N.A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMKOR TECHNOLOGY, INC.

By:	/s/ Gil C. Tily
Gil C. Tily
Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary

Date: July 19, 2018